Exhibit 99.1

Vera Bradley Public Relations Mediacontact@verabradley.com 877-708-VERA (8372)

Vera Bradley Elects Frances P. Philip as Director

FORT WAYNE, Ind. (May 24, 2011) – Vera Bradley, Inc. (Nasdaq: VRA) announced today that its board of directors unanimously elected Frances P. Philip as a director, effective May 20, 2011.

Ms. Philip has extensive experience in product design and development, multi-channel merchandising, and the retail and consumer products industry. From 1994 to 2011, Ms. Philip held positions of increasing responsibility at L.L. Bean, including chief merchandising officer from 2002 to 2011. Prior to working at L.L. Bean, Ms. Philip was one of three principals who launched the innovative fresh flower catalog, Calyx & Corolla, and she served in a variety of roles with other specialty retailers, including The Nature Company, Williams-Sonoma, and The Gap. Ms. Philip is a graduate of Harvard Business School and also serves on the boards of A.T. Cross Company, Crane & Co., Inc., and Coastal Humane Society.

“We are delighted to welcome Fran to our board,” said Michael C. Ray, Vera Bradley chief executive officer. “Her vision, expertise, and her experience in merchandising and brand building will be of great value to Vera Bradley as we continue to increase brand awareness among consumers and execute our growth strategies.”

About Vera Bradley: Friends Barbara Bradley Baekgaard and Patricia R. Miller founded Vera Bradley in 1982. Today, Vera Bradley is sold through 3,300 specialty stores and 39 Vera Bradley stores nationwide. Vera Bradley accessories, handbags, and travel and paper & gift items have recently been spotted on Desperate Housewives, Brothers and Sisters, Entourage, and Modern Family, and in over 20 feature-length films. Visit www.verabradley.com for a store near you or to learn more.